EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Access Anytime Bancorp, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-28217, No. 333-104906, and No. 333-28215) on Forms S-8 of Access Anytime Bancorp, Inc. of our report dated December 10, 2004, with respect to the statements of assets and liabilities acquired of Matrix Capital Bank’s Branch in Sun City, Arizona as of December 31, 2003 and 2002, and the related statements of operations, and cash flows for the years then ended, which report appears in the January 14, 2005 current report on Form 8-K/A of Access Anytime Bancorp, Inc.

KPMG LLP

Albuquerque, New Mexico
January 14, 2005